PROXY                                                            PROXY
                 For the Annual Meeting Of Shareholders of
                          ACX TECHNOLOGIES, INC.
                       16000 Table Mountain Parkway
                          Golden, Colorado  80403
            Proxy Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Jeffrey H. Coors or Joseph Coors, Jr., or either of them, as proxies, with power of substitution, to vote all the shares of the undersigned held of record by the undersigned as of March 25, 1998, with all of the powers which the undersigned would possess if personally present at the Annual Meeting Of Shareholders of ACX Technologies, Inc. (the "Company"), to be held at 10:30 A.M. (local time) on May 12, 1998 at the Arvada Center For The Arts And Humanities, 6901 Wadsworth Boulevard, Arvada, Colorado, or any adjournments thereof.


   The Board of Directors recommends a vote FOR the nominees for director listed below:

      FOR  all Nominees listed below  []            WITHHOLD AUTHORITY   []
(except  as marked to the contrary below)          To Vote for all Nominees
below

                         Jeffrey H. Coors
                         John H. Mullin, III
                         James K. Peterson

   To withhold authority to vote for any nominee, line through the name of the nominee above.

   Unless contrary instructions are given, the shares represented by this proxy will be voted FOR the election of all named nominee directors.

   EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

                                                                      Date:


                                                                 Signature:


                                                                 Signature:

                                        (Please  sign exactly as  shown  on
                                        your  stock certificate and on  the
                                        envelope  in which this  proxy  was
                                        mailed.   When signing as  partner,
                                        corporate     officer,    attorney,
                                        executor,  administrator,  trustee,
                                        guardian, etc., give full title  as
                                        such  and  sign your  own  name  as
                                        well.   If  stock is held  jointly,
                                        each joint owner should sign.)




ACX TECHNOLOGIES, INC., 16000 Table Mountain Parkway, Golden, Colorado
80403
(303) 271-7000


Notice of Annual Meeting of Shareholders
To Be Held May 12, 1998

The Annual Meeting of Shareholders of ACX Technologies, Inc. ("ACX" or the "Company"), a Colorado corporation, will be held on May 12, 1998 at 10:30 A.M. (local time) at the Arvada Center For The Arts And Humanities, 6901 Wadsworth Boulevard, Arvada, Colorado, for the following purposes:

     To elect three directors for a three-year term and to transact any other business that may properly come before the meeting.

Shareholders of the Company of record at the close of business on March 25, 1998 are entitled to vote at the meeting and any adjournment of the meeting.

Whether you expect to attend the meeting in person, please mark, sign, date, and return the accompanying proxy in the return envelope provided. No postage is necessary if mailed in the United States. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

ALL   SHAREHOLDERS  ARE  EXTENDED  A  CORDIAL  INVITATION  TO  ATTEND   THE
SHAREHOLDERS' MEETING.




By Order of the Board of Directors,



Jill B. W. Sisson, Secretary
March 31, 1998


PROXY STATEMENT

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of ACX Technologies, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders on May 12, 1998. The Proxy Statement and Proxy card will be mailed or given to you on or about March 31, 1998.

Voting Procedure

     If you return the signed proxy before the meeting, the shares will be voted according to your directions. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY CARD, THE SHARES WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES.

     After giving a proxy, you may cancel it at any time before it is exercised by (1) delivering written notice to the Company, (2) substituting a new proxy executed at a later date, or (3) requesting, in person at the Annual Meeting, that the proxy be returned.

Who Can Vote and Votes Required

     If you are a shareholder of record at the close of business on March 25, 1998, you will be entitled to vote at the meeting. As of March 25, 1998, there were 28,472,387 shares of the Company's $.01 par value common stock outstanding (the "Common Stock"). Each share of Common Stock is entitled to one vote. A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of directors requires that the nominees receive more votes than any opposing candidates. Also, cumulative voting is not allowed in the election of directors or for any other purposes.

     If you withhold authority to vote for a director nominee in the election of directors, your vote will be excluded entirely and will have no effect. If your shares are registered in the name of a broker or other "street name" nominee, your votes will only be counted as to those matters actually voted. If you do not provide voting instructions, they will not be counted (commonly referred to as "broker non-votes").

Solicitation Costs

     The solicitation of your proxy will initially be conducted by mail; however, further solicitations may be made by telephone or oral communication. Officers, directors and employees of the Company may solicit proxies but will not receive any special compensation. Also, arrangements, including reimbursement for expenses in forwarding proxy materials, will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of Common Stock. All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the enclosed material will be paid for by the Company.


     The Company was formed in August 1992 as a holding company for the packaging, ceramics, aluminum and developmental businesses formerly owned by Adolph Coors Company ("ACCo"). Effective December 27, 1992, ACCo distributed to its shareholders all then outstanding shares of the Company's common stock (the "Spin-Off"). The principal subsidiary of ACCo is Coors Brewing Company ("Coors Brewing" or "CBC"). Unless the context indicates otherwise, the term the "Company" or "ACX" is used in this Proxy Statement to include ACX Technologies, Inc. ("ACX Technologies") and any of its subsidiaries that existed during the period of reference including Coors Porcelain Company and its subsidiaries (collectively referred to as "Coors Ceramics" or "CCC"), Graphic Packaging Corporation and its subsidiaries (collectively referred to as "Graphic Packaging" or "GPC"), Golden Technologies Company, Inc. and its subsidiaries (collectively referred to as "Golden Technologies" or "GTC"), and Golden Aluminum Company and its subsidiaries (collectively referred to as "Golden Aluminum" or "GAC"). In March 1997, the Company sold GAC to Crown Cork & Seal, as previously reported by the Company, under an agreement which gives Crown Cork & Seal the right to transfer GAC back to the Company within two years.



ELECTION OF DIRECTORS

     The Board of Directors of the Company (the "Board") is divided into three classes, designated Class I, Class II and Class III. Each class is elected for a three-year term. Three Class I directors will be elected at the upcoming 1998 Annual Meeting, three Class II directors at the 1999 Annual Meeting, and three Class III directors at the 2000 Annual Meeting. Each of the nominees is currently a director of the Company and has agreed to serve on the Board if elected. If any of the nominees for director should be unavailable for election, the proxies will be voted for a substitute nominee(s) designated by the Board. Information about the nominees and each current director whose term continues after the Annual Meeting follows:

          Principal Occupation or Employment
Director
               and Directorships                            Age      Since

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

JEFFREY H. COORS                                             53      1992
President of the Company since its formation in August 1992; President of Graphic Packaging from
June 1997 and Chairman of Graphic Packaging and
Golden Technologies since 1985 and 1989, respectively; Executive Vice President of ACCo from 1991 to 1992; President of Coors Technology
Companies from 1989 to 1992; President of ACCo from 1985 to 1989; also a director of Photocomm, Inc.

JOHN H. MULLIN, III                                          56      1992
Chairman of Ridgeway Farm since 1989, a limited liability company engaged in timber activities and farming; Director of ACCo from 1989 to 1992; also a director of Alex Brown Realty, Inc., The Liberty
Corporation, and a trustee of The Putnam Funds.

JAMES K. PETERSON                                            63      1997
President of The Peterson Group since 1990, an investment firm; Chief Executive Officer of Graphic Packaging Corporation from 1982 to 1989, after acquiring it in 1982; Chief Operating
Officer and a director of Ludlow Corporation from 1980 to 1982; employed by Continental Can Company from 1971 to 1980, most recent position was Vice
President.


                     THE BOARD OF DIRECTORS RECOMMENDS
              A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE



          Principal Occupation or Employment                      Director
               and Directorships                            Age    Since

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING

JOSEPH COORS, JR.                                            56     1992
President of the Company since its formation in August 1992; Chairman of Coors Ceramics since 1989 and President and Chief Executive Officer of Coors
Ceramics since March 1997; Chairman of Golden
Aluminum from 1993 to 1997; Executive Vice
President of ACCo from 1991 to 1992; President of
Coors Ceramics from 1985 to 1993; also a director of Hecla Mining Company.

RICHARD P. GODWIN                                            76      1992
Chairman and Chief Executive Officer of Associated
Vintage Group, Inc., a winery and vineyards, since
1993; Director of Electronic Warfare, Inc. since
1997; Director of ACCo from 1989 to 1992; U.S.
First Under Secretary of Defense for Acquisition from 1986 to 1988; Employed by Bechtel, Inc. from
1961 to 1986, most recent positions were Vice
Chairman and director.

JOHN HOYT STOOKEY                                            68      1993
Chairman of Suburban Propane since March 1996; Non-executive Chairman of Quantum Chemical Company, a subsidiary of Hanson PLC, from 1993 to March 1996;
President and Chairman of Quantum Chemical
Corporation from 1985 to 1993; From 1989 to 1993, executive officer of Petrolane Incorporated,
Petrolane Finance Corporation and QJV Corporation, which companies were reorganized on July 15, 1993 under the U.S. Bankruptcy Code; also a trustee of United States Trust Company of New York and a director of Chesapeake Corporation, Cyprus Amax
Minerals Company and Suburban Propane Partners.


CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING

JOHN D. BECKETT                                              59      1993
President of the R. W. Beckett Corporation, a manufacturer of components for oil and gas heating, since 1965; Employed by Lear Siegler in an engineering capacity from 1960 to 1963.

JOHN K. COORS                                               41       1996
President and Chief Executive Officer of
Photocomm, Inc., a majority-owned subsidiary of GTC and an integrator and distributor of solar electric systems, since January 1997; President of Golden Genesis Company, a subsidiary of GTC, since July 1992; Vice President and Plant Manager of Coors Brewing Company's Memphis, Tennessee brewery from January to July 1992; also a director of Photocomm, Inc.

WILLIAM K. COORS                                             81      1992
Chairman of the Company since its formation in August 1992; Chairman of ACCo since 1989;
President of ACCo since 1989; also a director of ACCo since 1940.



BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Board of Directors held four regular meetings and three special meetings during 1997. Each director attended at least 75 percent of the total number of meetings of the Board and the committees on which he served.

     Joseph Coors was a member of the Board until August 1996 when he retired and was named Director Emeritus by the Board. As Director Emeritus, Mr. Coors provides advice and consulting services to the Board. For these services, he participates in the Company's Equity Compensation Plan for Non-Employee Directors and receives an annual retainer, which is described below. However, he is not a voting member of the Board and is not counted for quorum purposes.

     The Board has established three standing committees: Audit, Compensation and Executive. There is no nominating or other committee performing similar functions.

     The Audit Committee, which consists of two non-employee directors, met four times last year. The Committee reviews the scope and results of the audit of the Company by the Company's independent accountants and makes recommendations to the Board as to the selection of independent accountants. In addition, the Committee reviews, with the independent accountants, systems of internal control and accounting policies and procedures, and directs and supervises investigations into matters within the scope of its duties. The current members of the Audit Committee are:
John D. Beckett and Richard P. Godwin.

     The Compensation Committee, which consists of two non-employee directors, met five times last year. The Committee makes recommendations to the Board concerning matters related to compensation for certain management personnel and certain executive and management incentive and benefit plans. The current members of the Compensation Committee are: John
H. Mullin, III and John Hoyt Stookey.

     The Executive Committee, which consists of one non-employee and two employee directors, met two times last year. The Committee has all of the authority of the Board in the management of the business and affairs of the Company except as provided in the Articles, Bylaws and applicable law. The current members of the Executive Committee are: Jeffrey H. Coors, Joseph Coors, Jr. and William K. Coors.

Compensation of Directors

     Employee directors do not receive additional compensation for serving as directors of the Company. Each non-employee director and the Director Emeritus of the Company receive an annual retainer of $32,000, 20 percent of which is paid in shares of Common Stock. The balance of the retainer is paid in cash unless the non-employee director or the Director Emeritus elects to take all or a portion of it in Common Stock. All shares of Common Stock received by non-employee directors and the Director Emeritus are subject to forfeiture until completion of the annual term which ends on the date of the annual shareholders' meeting following receipt of the shares. In addition, each non-employee director receives a grant of 2,000 non-qualified stock options at the beginning of his three-year term as director. The options vest in equal increments over the three-year period and expire, if unexercised, six years from the date they vest. No additional amounts are paid to directors for committee meetings. Directors and the Director Emeritus are reimbursed for expenses incurred while attending Board or committee meetings and in connection with any other Company business. In addition, the Company purchases accidental death and dismemberment insurance for the non-employee directors and the Director Emeritus.

Family Relationships

     Jeffrey H. Coors, John K. Coors and Joseph Coors, Jr. are brothers, and are sons of Joseph Coors and nephews of William K. Coors.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists beneficial ownership of Common Stock as of March 25, 1998 by owners of more than five percent of the Common Stock, each director and executive officer, and all directors and executive officers as a group:

                   Address                   Amount and Nature    Percent
     Name      for 5% Owners         of Beneficial Ownership (1) of Class

Jeffrey H. Coors    ACX Technologies, Inc.   13,738,795             48.3%
(2)(3)              16000 Table Mountain Parkway
                    Golden, Colorado  80403

William K. Coors    Adolph Coors Company     13,175,625             46.3%
(2)(4)              Golden, Colorado  80401

Joseph Coors, Jr.   ACX Technologies, Inc.   12,655,959             44.4%
(2)(5)              16000 Table Mountain Parkway
                    Golden, Colorado  80403

John D. Beckett  (2)                             20,769                *
John K. Coors  (2)(6)                            32,804                *
Richard P. Godwin  (2)(7)                        13,446                *
John H. Mullin, III  (2)                         23,195                *
James K. Peterson  (2)                            2,240                *
John Hoyt Stookey (2)                            12,176                *

Jed J. Burnham  (2)                              82,656                *
Gail A. Constancio  (2)(8)                       22,770                *
David H. Hofmann  (2)                            43,341                *
Beth A. Parish  (2)                               1,286                *
Jill B. W. Sisson  (2)(9)                        49,571                *

Directors and Executive Officers as a Group  14,809,368            52.0%
(14 persons)

Peter H. Coors (10) Adolph Coors Company     13,059,610            45.9%
                    Golden, Colorado  80401

Joseph Coors  (2)(11) Adolph Coors Company   12,197,065            42.8%
                      Golden, Colorado  80401

  *  Holds less than 1% of the Common Stock.

(1) Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes shares of Common Stock issuable pursuant to options which are currently exercisable or will be exercisable within 60 days.

(3) Includes 178,064 shares held by Jeffrey H. Coors as trustee, as to which he shares voting and investment power with William K. Coors, Joseph Coors and Peter H. Coors, as co-trustees. Also includes 12,014,728 shares held by Jeffrey H. Coors as trustee, of which an aggregate of 8,688,668 shares are owned by Adolph Coors, Jr. Trust, Grover C. Coors Trust, May Kistler Coors Trust and Herman F. Coors Trust. Each of the named trusts is record owner of at least five percent of the Company's Common Stock, ranging between approximately 5 percent to 10 percent. Of the 12,014,728 shares, Jeffrey H. Coors shares voting and investment power with Joseph Coors, Joseph Coors, Jr., Peter H. Coors and William K. Coors, as co-trustees of these shares. Also includes 857,744 shares owned by the Adolph Coors Foundation, of which Jeffrey H. Coors, Peter H. Coors and William K. Coors, among others, are the directors. Does not include: 60,907 shares of Common Stock restricted and unissued until the earlier of (i) grantee's death, disability or termination of employment, or (ii) the year 2000 (5,726 shares), 2001 (3,600 shares), 2002 (5,344 shares), 2004 (10,096 shares)
  and 2010 (12,618 shares); or 66,672 shares of Common Stock restricted and unissued until retirement.

(4) Includes 178,064 shares held by William K. Coors as trustee, as to which he shares voting and investment power with Jeffrey H. Coors, Joseph Coors and Peter H. Coors, as co-trustees. Also includes 12,014,728 shares held by William K. Coors as trustee, of which an aggregate of 8,688,668 shares are owned by Adolph Coors, Jr. Trust, Grover C. Coors Trust, May Kistler Coors Trust and Herman F. Coors Trust. Each of the named trusts is record owner of at least five percent of the Company's Common Stock, ranging between approximately 5 percent to 10 percent. Of the 12,014,728 shares, William K. Coors shares voting and investment power with Jeffrey H. Coors, Joseph Coors, Joseph Coors, Jr. and Peter H. Coors, as co-trustees of these shares. Also includes 857,744 shares owned by the Adolph Coors Foundation, of which Jeffrey H. Coors, Peter H. Coors and William K. Coors, among others, are the directors.

(5) Includes 12,014,728 shares held by Joseph Coors, Jr. as trustee, of which an aggregate of 8,688,668 shares are owned by Adolph Coors, Jr. Trust, Grover C. Coors Trust, May Kistler Coors Trust and Herman F. Coors Trust. Each of the named trusts is record owner of at least five percent of the Company's Common Stock, ranging between approximately 5 percent to 10 percent. Of the 12,014,728 shares, Joseph Coors, Jr. shares voting and investment power with Jeffrey H. Coors, Joseph Coors, Peter H. Coors and William K. Coors, as co-trustees of these shares. Does not include 1,798 shares of Common Stock restricted and unissued until the earlier of retirement or death, disability or termination of employment; or 64,032 shares of Common Stock restricted and unissued until retirement.

(6) Does not include 18,156 shares of Common Stock restricted and unissued until retirement.

(7) Includes 3,072 shares held by Richard P. Godwin as trustee, as to which he shares voting and investment power with Reatha T. Godwin, as co-trustee.

(8) Does not include 6,089 shares which are restricted and unissued until the earlier of retirement or death, disability or termination of employment.

(9) Does not include 7,748 shares of Common Stock restricted and unissued until the earlier of (i) grantee's death, disability or termination of employment, or (ii) the year 2008 (582 shares) and 2009 (6,584 shares).

(10) Peter H. Coors is not a director or officer of the Company. His ownership includes 178,064 shares held by Peter H. Coors as trustee, as to which he shares voting and investment power with Jeffrey H. Coors, Joseph Coors and William K. Coors, as co-trustees. Also includes 12,014,728 shares held by Peter H. Coors as trustee, of which an aggregate of 8,688,668 shares are owned by Adolph Coors, Jr. Trust, Grover C. Coors Trust, May Kistler Coors Trust and Herman F. Coors Trust. Each of the named trusts is record owner of at least five percent of the Company's Common Stock, ranging between approximately 5 percent to 10 percent. Of the 12,014,728 shares, Peter H. Coors shares voting and investment power with Jeffrey H. Coors, Joseph Coors, Joseph Coors, Jr., and William K. Coors, as co-trustees of these shares. Also includes 857,744 shares owned by the Adolph Coors Foundation, of which Jeffrey H. Coors, Peter H. Coors and William K. Coors, among others, are the directors.

(11) Joseph Coors was a director of the Company until August 1996 when he retired and was named Director Emeritus. His ownership includes 250,000 shares held by Joseph Coors as co-trustee of his revocable trust. Also includes 178,064 shares held by him as trustee as to which he shares voting and investment power with Jeffrey H. Coors, Peter H. Coors and William K. Coors, as co-trustees. Also includes 11,764,728 shares held by Joseph Coors as trustee, of which an aggregate of 8,688,668 shares are owned by Adolph Coors, Jr. Trust, Grover C. Coors Trust, May Kistler Coors Trust and Herman F. Coors Trust. Each of the named trusts is record owner of at least five percent of the Company's Common Stock, ranging between approximately 5 percent to 10 percent. Of the 11,764,728 shares, Joseph Coors shares voting and investment power with Jeffrey H. Coors, Joseph Coors, Jr., Peter H. Coors and William K. Coors, as co-trustees of these shares.


     Jeffrey H. Coors, Joseph Coors, Joseph Coors, Jr., Peter H. Coors and William K. Coors may constitute a control group of the Company, beneficially owning in the aggregate approximately 51 percent of the Common Stock.



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors, which is composed entirely of independent directors, is responsible for all compensation matters regarding the Company's executive officers and for administering and granting awards under all executive compensation plans in which executive officers participate. The current members of the Committee are John H. Mullin, III, who serves as Chairman, and John Hoyt Stookey.

Compensation Policies

     General. The Company's compensation policies are intended to create value for the Company's shareholders through long-term growth in sales and earnings. The total compensation package, consisting of salary, benefits, an annual incentive opportunity and equity grants, is designed to attract, motivate and retain the quality of executives needed to successfully lead and manage the Company. This package intentionally ties a sizable portion of the executives' total compensation to Company performance and shareholder value. To further the focus of its executives on shareholder value, the Committee established guidelines for minimum levels of stock ownership by the executive officers. Within a period of five years, the executive officers are expected to own stock equal in value to the following multiples of salary: members of the Office of the President - 3 times and the other executive officers - 1 time. Guidelines are encouraged, not mandatory, and have no impact on salary increases or participation in the annual incentive plan. However, the Committee annually reviews each executive officer's progress toward achieving the ownership goal, and if progress is unsatisfactory, future equity grants may be reduced or eliminated.

     Salary. Salary range midpoints are targeted to be at the median (the 50th percentile) of salaries paid by similar-sized manufacturing companies as determined from data in national salary surveys, a larger group of manufacturing companies than those in the performance graph index. For 1997 the salary data taken from the surveys was based on several hundred manufacturing companies. Through a regression analysis formula, the salary data is adjusted to reflect companies with the same sales revenue as that of the Company. An executive officer is paid within the salary range depending upon the individual's level of experience, expertise and specific job performance. Salaries are reviewed annually and any increases are approved by taking into account the Company's actual financial performance, the executive officer's performance in meeting Company goals and competitive salary data. The Committee does not assign a predetermined specific weight to these items.

     Annual Incentive. The annual incentive is variable compensation and depends 100 percent upon Company performance. The 1997 incentive plan provided for targeted cash bonuses equal to 50 percent of base salary if certain predetermined financial goals were achieved. These financial goals included an earnings per share ("EPS") goal for ACX executive officers and an earnings before interest and taxes ("EBIT") goal for the Company's subsidiary executive officers. The goals were set by the Committee in February 1997 and included a "threshold" level below which no bonus would be earned. Potential awards are uncapped and may exceed 100 percent of salary. For 1997, the Committee certified that the EPS goal was achieved at the 104 percent level; and therefore, cash bonuses paid to ACX executive officers equaled 104 percent of base salary.

     In addition to the annual incentive described above, the Committee approved a special, one-time bonus of $67,500 to Gail A. Constancio, former Controller of the Company and now Chief Financial Officer of Graphic Packaging, in recognition of her extraordinary efforts in connection with the reorganization and implementation of exit strategies for certain projects of Golden Technologies Company.

     Executive officers may elect to defer up to 100 percent of the annual bonus. Amounts deferred are deemed to be invested, at the executive officer's election, in either a fixed rate fund or in a stock units fund, provided the bonus is deferred for a minimum of two years. Bonuses deemed invested in the fixed rate fund earn simple interest during the deferral period equal to the average rate for 10-year Treasury notes plus two points. The bonus plus accrued interest is paid in cash at the end of the deferral period. Bonuses deemed invested in the stock units fund are denominated as a specific number of shares of Common Stock by using the market value of these shares at the time of the investment divided by the amount of the bonus invested in stock units. In addition, the holder of stock units receives one non-qualified stock option for each two stock units taken in place of the cash bonus. The options vest ratably over two years and have a 10-year term. This provision is designed to further encourage stock ownership by the executives. The stock units are paid by issuing an equal number of shares of Common Stock at the end of the deferral period.

     Equity Grants. Equity grants are variable compensation and tied 100 percent to the future performance of the Company's Common Stock. The Company's equity plan currently allows for equity grants of non-qualified stock options, restricted shares, stock units and bonus shares. During 1997, the Committee granted stock options and stock units at 100 percent of the market price of the Company's Common Stock on the date of grant. The
Committee: (a) made the annual stock option grant as provided for in the Executive Incentive Plan; and (b) granted stock units and stock options to those executive officers who elected to defer their bonus and invest it in the stock units fund. The number of shares for the annual option grant was calculated so that the value of the options granted, using an option pricing model, was equal to 60 percent of the executive officers' salaries and 100 percent of the president of GPC's salary. The members of the Office of the President did not receive an annual option grant for 1997 because of the accelerated option grant made to them in 1994 (however, options were granted in lieu of salary increases as described below).

     In June 1997, Mr. David H. Hofmann resigned as president of Graphic Packaging. Payments that he received in 1997 and 1998 as a result of his resignation are described in footnote 7 of the Summary Compensation Table on page 11. The Committee approved the payment of severance to Mr. Hofmann after considering a number of factors, including Mr. Hofmann's execution of an agreement to release the Company from any future legal claims, rights that had accrued to Mr. Hofmann under the terms of certain ACX plans in which he was a participant, previous practices in connection with the termination of senior executives and the Committee's judgment as to what was appropriate and reasonable in light of Mr. Hofmann's position and past contributions.


Chief Executive Officer Compensation

     Two members served in the Office of the President and shared the chief executive officer function during 1997. Each year the Office of the President evaluates its performance against the following four strategic goals approved by the Committee: leadership, creation of earnings, growth and innovation. The Committee considers this self-evaluation at the time it does its own evaluation of the Office of the President's performance.

     Salaries for the two members are targeted, in total, to be no greater than the combined median (the 50th percentile) salaries of the top two executives in similar-sized manufacturing companies. For 1997, the Office of the President requested, and the Board approved, an option grant in lieu of a salary increase in order to reduce budgeted costs at ACX in 1997. The number of shares for this option grant was calculated so that the value of the options granted, using an option pricing model, was equal to a five percent salary increase times a multiplier of five in order to compensate for the foregone benefits which are calculated based on salary.

     Each member of the Office of the President participated in the annual incentive opportunity described above and earned a bonus for 1997 at the level of 104 percent of salary. The target bonus opportunity for each member was 50 percent of salary.

     Because of the accelerated grant of stock options made in 1994, no options were granted to either member during 1997 except for those granted upon the deferral of a bonus which was invested in stock units as described above and options received in lieu of a salary increase, as described above.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits the Company's tax deduction for compensation paid to the executive officers named in the Summary Compensation Table, which follows this report, to $1 million unless certain requirements are met.

     The Committee has taken and intends to continue taking the necessary steps to ensure that the Company's tax deduction is preserved and not limited by the $1 million deductibility cap. In particular, the Committee sought and obtained shareholder approval for the Company's Executive Incentive Plan and its Equity Incentive Plan, as required under Section 162(m).

This  report  is submitted by the Compensation Committee of  the  Board  of
Directors:

     JOHN H. MULLIN, III, Chairman
     JOHN HOYT STOOKEY


EXECUTIVE COMPENSATION
Summary Compensation Table
                                                   Long-
                                                    Term
                                             Compensatio
                                                       n
                     Annual                       Awards             Payouts
                   Compensa
                       tion
                                      Other    Restricted   Securities              All Other
                                      Annual     Stock     Underlying   LTIP       Compen-
Name and                       (1)   Compensa-   Award(s)    Options/  Payouts       sation
Principal
Position      Year  Salary    Bonus   tion      ($) (3)    SARs (#)  ($) (4)      ($) (5)
                      ($)      ($)   ($) (2)

Jeffrey H.    1997 $460,000 $479,780 $6,703                 24,189                 $8,053
Coors
  Office of   1996 $460,000 $437,460                                               $7,780
the President
              1995 $430,000 $430,000 $48,633                 2,672                  $6,968

Joseph Coors, 1997 $460,000 $479,780 $3,236                 15,000                 $8,659
Jr.
  Office of   1996 $460,000 $437,460                                               $8,408
the President
              1995 $430,000 $430,000 $2,795                                        $6,518

David H.      1997 $199,998          $42,019                 48,500   $843,222      $878,417    (7)
Hofmann                                                              (6)

  Former      1996 $354,996 $254,003                        62,079   $293,770    $18,364
President,                                                                (8)
  Graphic     1995 $330,000 $247,500                        35,290   $249,324    $10,450
Packaging
Corp.

Jed J.        1997 $195,000 $203,385                        15,000                $4,000
Burnham
  CFO and     1996 $185,008 $175,935                        14,600                $3,750
Treasurer
              1995 $166,668 $166,668                        10,400                $3,750

Jill B.W.     1997 $170,000 $177,310                        13,358                $2,981
Sisson
  General     1996 $162,004 $154,062                        14,734                $3,750
Counsel and
  Secretary   1995 $150,004 $150,000                        8,900                 $3,475

Gail A.       1997 $135,000 $208,305                        12,852                $2,987
Constancio
  Former      1996 $118,804 $112,979                        11,592                $2,698
Controller
              1995 $108,004 $108,000                        11,560                $2,430

Beth A.       1997  $75,252  $50,000                        3,000                 $1,850
Parish
  Controller  1996    (9)
              1995

(1) Bonuses shown are the total bonuses for 1997 and are paid 100 percent in cash except where executives elect to defer a portion of the bonus into either the fixed rate fund or the stock units fund as described above in the Committee's Report.

(2)  Amounts shown are reimbursements during the year for taxes.

(3) Stock units were granted on October 1, 1994 in an amount approximately equal to the Company's liability as of January 1, 1994 for the benefit due certain named executives under salary continuation agreements.
     The stock units replace a cash liability of the Company and tie the eligible named executive's post-retirement benefit to stock value.
     The stock units are payable in full upon retirement at age 60 or after. The stock units are 50 percent vested at age 50 with 10 years of service and the remaining 50 percent vests in 5 percent increments between ages 51 and 60. The number of stock units granted, the percent vested at year end 1997 and the market value at year end 1997, respectively, were: Jeffrey H. Coors - 66,672 units, 60 percent vested, valued at $1,650,132 and Joseph Coors, Jr. - 64,032 units, 70 percent vested, valued at $1,584,792.

(4) LTIP payout amounts include bonuses paid under a subsidiary long-term incentive plan (Graphic Packaging) which provided for cash bonuses based on predetermined 3-year financial goals. This plan was discontinued in 1995 when there were 3 cycles remaining under the plan: 1993 to 1995, 1994 to 1996 and 1995 to 1997. Bonuses were calculated in 1995 based on estimated performance in the remaining years, 1995 to 1997, and prorated accordingly. That is, for 1995, 100% of the bonus was paid; for 1996, 67% of the bonus was paid; and, for 1997, 33% of the bonus was paid for those participants employed at the end of the performance cycle.

(5) Other Compensation includes the value of term life insurance benefiting the executive and the employer's contribution to the 401-K plan, respectively, as follows: Jeffrey H. Coors - $4,053 and $4,000; Joseph Coors, Jr. - $4,659 and $4,000; David H. Hofmann - $22,747 and $3,750; Jed J. Burnham - $0 and $4,000; Jill B. W. Sisson - $0 and $2,981; Gail A. Constancio - $0 and $2,987; and Beth A. Parish - $0 and $1,850.

(6) Mr. Hofmann resigned as of June 25, 1997. In connection with his resignation, Mr. Hofmann received shares of stock pursuant to the benefit described above in footnote 3. Of the 52,972 stock units Mr. Hofmann was eligible to receive at age 60, 66.5 percent were vested upon his resignation and, therefore, he received 35,226 shares of stock valued at $23.9375 per share.

(7) Also in connection with Mr. Hofmann's resignation, he received certain amounts in consideration for executing an agreement to release the Company from any future legal claims. Other Compensation for Mr. Hofmann includes the following items: (1) severance allowance - $800,000; (2) value of company car - $19,500; (3) repair of septic system on property described on page 17 under "Other Transactions" - $30,220; and (4) computer and fax machine - $2,200.

(8) In addition to the amounts paid pursuant to footnote 4 above, Mr. Hofmann received 4,266 shares of restricted stock valued at $84,520, the fair market value of the Company's stock on December 31, 1996. The restricted stock was granted January 1, 1996 at the fair market value of the Company's stock on that date, and the shares vested ratably over 3 years from the grant date. Mr. Hofmann was originally granted a total of 12,800 shares, however, due to his resignation in June 1997, only one-third of the shares vested (4,266 shares) and the remaining 8,534 shares were forfeited.

(9) Ms. Parish was elected Controller as of November 11, 1997. Her total annual salary and bonus for 1996 and 1995 did not exceed $100,000.


Option/SAR Grants in Last Fiscal Year
                            Individu
                                  al
                              Grants
                                 (1)
             Number of       % of Total
             Securities       Options/
             Underlying         SARs    Exercise          Grant Date
              Options/       Granted to or Base            Present
                  SARs    Employees      Price  Expirati  Value ($)
               Granted                             on
Name            (#)          in Fiscal   ($/Sh)   Date       (2)
                                Yr.

Jeffrey H.     15,000  (3)              $19.250  19-Feb-   $144,000
Coors                                              07
               4,820   (4)              $19.063  28-Feb-   $45,790
                                                   07
               4,369   (5)              $23.563 4-Jan-98    $8,170
               24,189           6.0%

Joseph         15,000  (3)      3.7%    $19.250  19-Feb-   $144,000
Coors, Jr.                                         07

David H.       38,500  (7)              $19.250  19-Feb-   $369,600
Hofmann (6)                                        07
               10,000  (8)              $20.063  13-May-   $100,000
                                                   07
               48,500          12.1%

Jed J.         15,000  (7)      3.7%    $19.250  19-Feb-   $144,000
Burnham                                            07

Jill B. W.     12,000  (7)              $19.250  19-Feb-   $115,200
Sisson                                             07
                1,358  (4)              $19.063  28-Feb-   $12,901
                                                   07
               13,358           3.3%

Gail A.        12,000  (7)              $19.250  19-Feb-   $115,200
Constancio                                         07
                   852 (4)              $19.063  28-Feb-    $8,094
                                                   07
               12,852           3.2%

Beth A.        3,000   (7)      0.7%    $25.000  22-Aug-   $37,380
Parish                                             07


(1) All options are granted at the Common Stock's market value on the grant date, and each grant has an expiration date as specified in the table. All options vest in the event of a change in control. The option price may be paid in cash, by surrendering shares owned for more than 6 months, or through irrevocable instructions to a broker to deduct the option price from the proceeds of the sale. Options include the right to have shares withheld by the Company to pay withholding tax obligations due in connection with the exercise.

(2) Values indicated are an estimate based on the Black-Scholes option pricing model using the following assumptions: (a) 23.2 percent stock price volatility based on the average stock price volatility of the companies included in the S&P Manufacturing (Diversified/Industrials) Index; (b) 5.80 percent risk-free rate of return; (c) zero dividend yield; (d) anticipated exercising at the end of the option term; and
     (e) no adjustment for non-transferability or risk of forfeiture. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty the actual value realized will be at or near the value estimated by the Black-Scholes option pricing model.

(3) Options granted in lieu of a salary increase. Options vest ratably over 3 years with each vested increment being exercisable until the tenth anniversary of the grant date.

(4) Options granted as a result of an election to defer the 1996 cash bonus by investing it in stock units. Options vest ratably over 2 years with each vested increment being exercisable until the tenth anniversary of the grant date. Any unvested options are subject to forfeiture if the underlying bonus shares are not retained for 2 years.

(5) Option granted in connection with a stock option exercise in 1997 where the exercise price was paid with common stock which had been held by the optionee for more than 6 months. Option is fully vested and has the same terms and provisions as the option which was exercised, including its expiration date.

(6) Due to Mr. Hofmann's resignation as of June 1997, the 48,500 options did not vest and were canceled in 1997.

(7) Options granted annually which vest ratably over 3 years with each vested increment being exercisable until the tenth anniversary of the grant date.

(8) Option granted in connection with the discontinuation of a long-term incentive plan described in footnote 4 of the Summary Compensation Table. Option vests ratably over 3 years with each vested increment being exercisable until the tenth anniversary of the grant date.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
   Values
                            Number
                                of
                            Securi
                              ties
           Shares           Underl      Value of Unexercised
                              ying
                           Unexer-
           Acquired          cised              In-The-Money
                           Options              Options/SARs
                             /SARs
              On      Value       at               at 12/31/97
                              12/31/                  ($) (1)
                                  97
                                 (#)
           Exercise Realized Exercis- Unexer-     Exercis   -   Unexer-
NAME         (#)      ($)     able   cisable       able         cisable
Jeffrey H.  20,740 $183,289 520,929  130,220     $5,020,753   $799,914
Coors
Joseph      5,006   $20,224 516,666  125,400     $5,123,007   $772,500
Coors, Jr.
David H.                     69,734  102,641      $614,048    $692,784
Hofmann
Jed J.                       60,131   29,701      $598,333    $206,633
Burnham
Jill B. W.                   33,776   27,326      $307,298    $190,935
Sisson
Gail A.                      11,075   24,929       $76,367    $166,701
Constancio
Beth A.                        500     4,000       $3,781       $7,563
Parish

(1) Value of unexercised options equals market value of the shares ($24.75) underlying in-the-money options at December 31, 1997, less the exercise price, times the number of in-the-money options outstanding.


Pension Plan Table

     The estimated total annual retirement benefits payable under the defined benefit plan in which the named executives participate are set forth in the table below. The table illustrates benefits accrued through fiscal year 1997 and includes years of service and compensation earned while employed by ACCo, the former parent of ACX. In connection with the Spin-Off, ACX assumed the pension liability for the ACCo former employees who transferred to ACX as part of the Spin-Off and ACX received the funding associated with that liability.



                          Years of
                           Service
Remuneration        15          20         25         30          35

  $125,000       $32,813     $43,750     $54,688    $65,625    $68,750
  $150,000       $39,375     $52,500     $65,625    $78,750    $82,500
  $175,000       $45,938     $61,250     $76,563    $91,875    $96,250
  $200,000       $52,500     $70,000     $87,500   $105,000   $110,000
  $225,000       $59,063     $78,750     $98,438   $118,125   $123,750
  $250,000       $65,625     $87,500    $109,375   $131,250   $137,500
  $275,000       $72,188     $96,250    $120,313   $144,375   $151,250
  $300,000       $78,750     $105,000   $131,250   $157,500   $165,000
  $325,000       $85,313     $113,750   $142,188   $170,625   $178,750
  $350,000       $91,875     $122,500   $153,125   $183,750   $192,500
  $375,000       $98,438     $131,250   $164,063   $196,875   $206,250
  $400,000       $105,000    $140,000   $175,000   $210,000   $220,000
  $425,000       $111,563    $148,750   $185,938   $223,125   $233,750
  $450,000       $118,125    $157,500   $196,875   $236,250   $247,500
  $475,000       $124,688    $166,250   $207,813   $249,375   $261,250
  $500,000       $131,250    $175,000   $218,750   $262,500   $275,000
  $525,000       $137,813    $183,750   $229,688   $275,625   $288,750
  $550,000       $144,375    $192,500   $240,625   $288,750   $302,500
  $575,000       $150,938    $201,250   $251,563   $301,875   $316,250

(1) The maximum permissible benefit under ERISA from the qualified Retirement Plan for 1997 was $130,000. In addition, the maximum compensation for 1997 which may be used in determining benefits from the qualified Retirement Plan is $160,000. The Company has a non-qualified supplemental retirement plan which provides the benefits which are not payable from the qualified Retirement Plan because of these limitations. The amounts shown in this table include the benefits payable under the non-qualified supplemental retirement plan. The benefit is computed on the basis of a straight life annuity and is subject to a reduction to reflect, in part, the payment of Social Security benefits.

(2) The compensation covered by the Retirement Plan is salary only and does not include any of the other compensation items shown on the summary compensation table. The salary used to compute benefits is the average of the three highest salary amounts in the last ten years. As of fiscal year-end 1997, average annual compensation covered by the Retirement Plan and credited years of service with ACX, including previous compensation and years of service with ACCo and its subsidiaries, for the named executives are as follows: Jeffrey H. Coors - $448,056 and 26 years; Joseph Coors, Jr. - $448,056 and 21 years; David H. Hofmann - $361,664 and 8 years; Jed J. Burnham - $180,643 and 5 years; Jill B. W. Sisson - $159,783 and 5 years; Gail
     A. Constancio - $119,590 and 11 years; and Beth A. Parish - $68,602 and 10 years.


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     The Company has no employment contracts with the named executives. Compensation received by the named executives upon retirement includes normal retirement benefits and, for the two members of the Office of the President, a number of shares of stock to be granted under the salary continuation agreements described above in footnote 3 to the Summary Compensation Table. In addition, in the case of a change in control of the Company, the Company's compensation plans will be affected as follows: (1) under the Equity Incentive Plan, all outstanding options will become exercisable in full and all stock units will become payable in full; (2) under the Executive Incentive Plan (the annual incentive plan), the plan will terminate and prorated bonuses will be calculated and paid, if earned;
(3) under the deferred compensation plan, distributions of deferred amounts will be made in a lump sum within 90 days after the change in control; and
(4) under the salary continuation agreements, stock units vest 100 percent without regard to the executive's age or service. The definition of change in control for these purposes is as follows: (i) The acquisition of, or the ownership of, 50 percent or more of the total Common Stock of the Company then issued and outstanding, by any person, or group of affiliated persons, or entities not affiliated with the Company as of the effective dates of these plans, without the consent of the Board of Directors, or
(ii) The election of individuals constituting a majority of the Board of Directors who were not either (A) members of the Board of Directors prior to the election or (B) recommended to the shareholders by management of the Company, or (iii) A legally binding and final vote of the shareholders of the Company in favor of selling all or substantially all of the assets of the Company.

Compensation Committee Interlocks and Insider Participation

     During 1997, the following individuals served on the Compensation
Committee: John H. Mullin, III and John Hoyt Stookey. There were no compensation committee interlocks during 1997.

Performance Graph

     The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Manufacturing (Diversified/Industrials) Index for the period from December 31, 1992 through December 31, 1997. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1992 and that all dividends, if any, were reinvested, although it should be noted that the Company has not paid dividends on its Common Stock. The information contained in this graph is not necessarily indicative of future Company performance.


                  Comparison of Cumulative Total Returns
              Since December 31, 1992 in Company Common Stock

                           [GRAPH APPEARS HERE]



               12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
S&P 500          $100      $107      $105      $141      $174      $215
S&P
Manufacturing    $100      $119      $121      $168      $226      $283
(Diversified)
ACX              $100      $184      $183      $139      $180      $229
Technologies, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Joseph Coors, William K. Coors, Joseph Coors, Jr., Jeffrey H. Coors and Peter H. Coors are co-trustees of one or more of the family trusts which collectively own approximately 45.8 percent of the Common Stock of the Company and a majority of the non-voting common stock of ACCo. In addition, one of those trusts owns 100 percent of the voting common stock of ACCo. Peter H. Coors is a brother of Jeffrey H. Coors, John K. Coors and Joseph Coors, Jr. and son of Joseph Coors and is a director and executive officer of ACCo and Coors Brewing. Joseph Coors and William K. Coors are brothers and directors of ACCo. ACX and ACCo, or their subsidiaries, have certain business relationships and have engaged or propose to engage in certain transactions with one another, as described below.

Transactions with Adolph Coors Company

     In connection with the 1992 Spin-Off, certain ACX subsidiaries entered into market-based, long-term supply agreements with Coors Brewing to provide packaging, aluminum and starch products to Coors Brewing for use in its business.

     Under the original packaging supply agreement, Coors Brewing agreed to purchase and Graphic Packaging agreed to supply substantially all of Coors Brewing's paperboard and label packaging requirements through 1997. In early 1997, this agreement was modified and extended to a three year, rolling term contract. Under the starch supply agreement, Coors Brewing agreed to purchase and Golden Technologies agreed to sell 100 million pounds of refined corn starch annually through 1997. The starch supply agreement was amended in 1996 and, in March 1997, was extended through 1999. The agreement may be canceled prior to 1999 upon receipt of a fee for early termination. Total sales under these supply contracts are a material source of revenue for the Company, accounting for sales of approximately $118,000,000 in 1997, which also includes sales of aluminum can sheet to Coors Brewing. The aluminum business was sold to Crown Cork & Seal as of March 1997. Sales to CBC of approximately $120,000,000 are estimated for 1998 under the packaging and the starch supply contracts.

     In addition to these supply agreements, Coors Brewing and Golden Technologies are parties to an agreement under which Golden Technologies purchases brewery by-products and retains a percentage of the net sales price on the resale of such by-products. In 1997, the by-products agreement was extended through 1999. Payments to Coors Brewing under this contract were approximately $9,000,000 in 1997 and are also anticipated to be approximately $9,000,000 in 1998.

     In addition, certain subsidiaries of ACX and ACCo are parties to a few miscellaneous market-based transactions. The Company's real estate brokerage subsidiary and the partnership described below received rental income from Coors Brewing for the use of recreational facilities and Coors Brewing provided water and waste water treatment services for an ACX ceramics facility located on property leased from Coors Brewing. In addition, the ceramics subsidiary sold certain miscellaneous products to CBC, including ceramic can tooling for Coors Brewing's can lines. During 1997, the Company received approximately $350,000 for the services and products it provided to ACCo as described in this paragraph, and anticipates it will receive approximately $230,000 for these services and products in 1998. During 1997, the Company paid ACCo and its subsidiaries approximately $340,000 for the services provided by ACCo as described in this paragraph, and anticipates it will pay approximately $260,000 in 1998 for these services.

     An ACX subsidiary is a general partner in a limited partnership in which Coors Brewing is the limited partner. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing or ACCo. Each partner is obligated to make additional cash contributions of up to $500,000 upon call of the general partner. Distributions of $1,250,000 were made to each partner in 1997. Distributions are allocated equally between the partners until Coors Brewing recovers its investment and then 80 percent to the general partner and 20 percent to Coors Brewing. It is estimated that distributions for 1998 will be $500,000 to each partner.

Other Transactions

     In 1996, the Compensation Committee approved the purchase, by the Company, of David H. Hofmann's residence for its appraised value of $925,000 which was determined by averaging the results of three independent appraisals. The Company sold the residence in April 1997 for its appraised value. Also, in 1997 in connection with this transaction, the Company paid approximately $90,000 in commissions and selling costs, which included $30,000 for certain repairs.

     In 1997, the Company agreed to either directly loan or guarantee a third party line of credit for two years, not to exceed $8 million, to National Empowerment Television, Inc. ("NET"), and, in return, the Company received the right to purchase shares of NET's common stock at a 10 percent discount per share. NET is a television network based in Washington, D.C. which offers 24-hour programming in current events. Prior to the end of 1997, a Coors family trust, of which William K. Coors, Jeffrey H. Coors and Joseph Coors, Jr. are trustees, assumed the Company's position under the agreement with NET and the Company was released from any liability under this arrangement.

Indebtedness of Management

     In December 1996, the Company made a non-interest bearing loan to David H. Hofmann, an officer of the Company at that time, in the amount of $200,000. The note was secured by a mortgage on 15 acres of land and was paid in full as of August 1997.



OTHER BUSINESS

     The Board of Directors of the Company is not aware of any other matters that are to be presented at the Annual Meeting. If other matters should properly be presented at the Annual Meeting, the persons named in the proxy will vote on these matters using their best judgment.



INFORMATION ON INDEPENDENT ACCOUNTANTS

     The Board has unanimously reappointed the firm of Price Waterhouse LLP ("Price Waterhouse") as independent accountants for the 1998 fiscal year.
A representative of Price Waterhouse will be present at the Annual Meeting to answer questions from the shareholders and will be given an opportunity to make a statement on behalf of Price Waterhouse.



DIRECTOR AND OFFICER SECURITIES REPORTS

     The Company's executive directors and officers, and persons who own more than 10 percent of the Company's equity securities are required to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based upon information provided to the Company, the Company believes that during the fiscal year ended December 31, 1997, persons subject to this requirement filed the required reports on a timely basis except that, due to an administrative error, one transaction was filed six days late for John K. Coors, a director of the Company; and one transaction was filed late for John H. Mullin, III, a director of the Company, with respect to shares as to which he disclaims beneficial ownership.



RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS

     In order to include a shareholder proposal in the Company's Proxy Statement and form of proxy relating to the Company's next Annual Meeting of Shareholders following the end of the 1998 fiscal year, it must be received by the Company no later than December 1, 1998.



AVAILABILITY OF REPORT ON FORM 10-K

     Upon your written request, the Company will provide a complimentary 1997 Annual Report on Form 10-K (without exhibits). Your request should be mailed to: Shareholder Relations, ACX Technologies, Inc., 16000 Table Mountain Parkway, Golden, Colorado 80403.




     This Notice and Proxy Statement are sent by order of the Board of Directors.




     Dated:    March 31, 1998
                                             Jill B. W. Sisson, General
                                             Counsel and Secretary